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                           EXHIBIT 11

                    HEMISPHERx BIOPHARMA, INC.
              STATEMENTS REGARDING COMPUTATION OF
                NET EARNINGS (LOSS) PER SHARE
    For the three months ended September  30, 1995 and 1996
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
                                                   Three Months Ended
                                                       Sept. 30,
                                                      (unaudited)
                                                  --------------------
                                                    1995        1996
                                                  -------      -------
NET EARNINGS (LOSS) PER SHARE


Net Loss:                                        $ 817,590  $(1,520,808)
                                                 =========    =========

Shares:

  Weighted average number of common shares
  outstanding during the period                  7,253,042   15,589,835


  Incremental shares representing:
    Options and warrants issued within one
    year period prior to an initial public
    offering                                     4,115,680            -


  Conversion of Preferred Stock to Common
  Stock                                          1,945,142            -
                                                 ---------    ---------

    Weighted average number of shares used in
    calculating proforma net loss per share     13,313,864   15,589.835
                                                ==========   ==========

Net earnings (loss) per share                   $     0.06   $    (0.10)
                                                ==========   ==========
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